Exhibit 3.1

COMPOSITE ARTICLES OF INCORPORATION

OF

LPATH, INC.

ARTICLE I

NAME OF THE CORPORATION

Lpath, Inc.

ARTICLE II

RESIDENT AGENT NAME AND STREET ADDRESS

MAIL BOXES ETC.

3540 W. SAHARA AVE #RA43

LAS VEGAS, NEVADA   89102-5816

ARTICLE III

AUTHORIZED SHARES

The total authorized capital stock of the corporation shall be as follow:

Twenty eight million five hundred seventy one thousand four hundred twenty eight (28,571,428) shares of Class A Common Stock of the Par Value of $0.001, all of which shall be entitled to voting power.

Five million (5,000,000) authorized Series A Preferred Shares with a par value of $0.001 and such other terms as determined by the board of Directors of the corporation prior to their issuance. Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) Common Shares. Each Series A Preferred Share may be converted into ten (10) Common Shares upon approval by the Board of Directors of the corporation.

Five million (5,000,000) authorized Series B Preferred Shares with a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors. Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) Common Shares. Each Series B Preferred Share may be converted into two (2) Common Shares upon approval by the Board of Directors.

Five million (5,000,000) authorized Series C Preferred Shares with a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance. No Series C Preferred Share shall have voting rights.

The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

ARTICLE IV

NAMES, ADDRESSES, NUMBER OF BOARD OFDIRECTORS/TRUSTEES

The First Board of Directors/Trustees shall consist of 1 members which consist as follows:

RUTH SELMON

14601 BELLAIRE BLVD #338

HOUSTON, TX 77083

ARTICLE V

PURPOSE

The purpose of this Corporation shall be: ANY AND ALL LEGAL BUSINESS ACTIVITY

ARTICLE VI

OTHER MATTERS

Number of additional pages attached:  0

ARTICLE VII

NAMES, ADDRESSES AND SIGNATURES OF INCORPORATORS

RUTH SELMON

14601 BELLAIRE BLVD #338

HOUSTON, TX 77083

ARTICLE VIII

CERTIFICATE OF APPOINTMENT OF RESIDENT AGENT

I, MAIL BOXES ETC. 135, hereby accept appointment as Resident Agent for the above named corporation.

/s/ Barbara Ferrante	September 18, 2002

Signature of Resident	Date
Agent

BARBARA FERRANTE signing on behalf of MAIL BOXES ETC. 135